Exhibit 23.4

Consent of Independent Managers

SOUTHWESTERN ELECTRIC POWER COMPANY and SWEPCO STORM RECOVERY FUNDING LLC are filing a Registration Statement on Form SF-1 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the public offering of storm recovery bonds. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a manager of SWEPCO in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

By:	/s/ Sean Emerick
Name:	Sean Emerick
Title:	Independent Manager

By:	/s/ William Bleier
Name:	William Bleier
Title:	Independent Manager